News Release

Contact:	Dan McClain (Media) (310) 201-3335

Paul Gregory (Investors)
(310) 201-1634
Northrop Grumman Reports Second Quarter 2010 Financial Results
•	Q2 EPS from Continuing Operations Increase to $2.34 from $1.13

•	Sales Increase 3 Percent to $8.8 Billion

•	Cash from Operations Totals $619 Million; Free Cash Flow Totals $515 Million

•	Approximately 6.5 Million Shares Repurchased

•	2010 Guidance for EPS from Continuing Operations Increased to $6.60 – $6.80

•	2010 Cash Guidance Updated Principally for Shipbuilding Consolidation Impacts

•	Conference Call Scheduled for 10:30 a.m. EDT at www.northropgrumman.com
          LOS ANGELES – July 29, 2010 – Northrop Grumman Corporation (NYSE: NOC) reported that second quarter 2010 earnings from continuing operations increased to $711 million, or $2.34 per diluted share, from $368 million, or $1.13 per diluted share, in the second quarter of 2009. The 2010 second quarter included a tax benefit of $296 million, or $0.97 per diluted share, which was partially offset by a pre-tax charge of $113 million, or $0.24 per diluted share, related to the company’s decision to consolidate its Gulf Coast shipbuilding operations. The net impact of the tax benefit and the consolidation charge increased second quarter earnings from continuing operations by $0.73 per diluted share. Second quarter 2010 sales increased 3.3 percent to $8.8 billion from $8.5 billion.
          Cash provided by operations totaled $619 million in the second quarter of 2010 compared with cash provided by operations of $830 million in the second quarter of 2009. New business awards for the 2010 second quarter totaled $6.5 billion, bringing total backlog to $66 billion as of June 30, 2010.
          “Overall, we’re pleased with our second quarter results. Our focus on performance improvement is generating positive results across all our businesses. Aerospace, Electronics, Information Systems and Technical Services each generated solid operating income growth. Shipbuilding, before the consolidation-related adjustment, demonstrated that they are on a solid path of performance improvement. The increase in our 2010 EPS guidance reflects the strength of this quarter’s results. Looking ahead, we foresee a more challenging environment, and we are proactively managing our businesses to create value for shareholders while supporting our customers’ focus on affordability,” said Wes Bush, chief executive officer and president.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2010 Financial Results	2
Table 1 - Financial Highlights

	Second Quarter		Six Months
($ in millions, except per share amounts)	2010	2009	2010	2009

Sales	$8,826	$8,545	$17,436	$16,480

Operating income	716	614	1,481	1,233

as % of sales	8.1%	7.2%	8.5%	7.5%

Earnings from continuing operations	$711	$368	$1,173	$734

Diluted EPS from continuing operations	2.34	1.13	3.85	2.23

Net earnings	711	394	1,180	783

Diluted EPS	2.34	1.21	3.87	2.38

Cash provided by operations	619	830	88	658

Free cash flow[1]	515	676	(154)	324

Pension-adjusted Operating Highlights

Operating income	$716	$614	$1,481	$1,233

Net pension adjustment[1]	8	76	16	152

Pension-adjusted operating income[1]	724	690	1,497	1,385

as % of sales[1]	8.2%	8.1%	8.6%	8.4%

Pension-adjusted Per Share Data

Diluted EPS from continuing operations	$2.34	$1.13	$3.85	$2.23

After-tax net pension adjustment per share[1]	0.02	0.15	0.03	0.30

Pension-adjusted diluted EPS from continuing operations[1]	2.36	1.28	3.88	2.53

Weighted average shares outstanding - Basic	299.6	322.0	301.1	324.4
Dilutive effect of stock options and stock awards	4.2	3.8	3.9	4.5

Weighted average shares outstanding - Diluted	303.8	325.8	305.0	328.9
1 Non-GAAP metric - see definitions and reconciliations at the end of this press release.
          During the second quarter of 2010 the company recognized a $113 million pre-tax charge in Shipbuilding related to its decision to consolidate its Gulf Coast operations. Despite the charge, second quarter 2010 operating income increased 17 percent to $716 million from $614 million in the prior year period, and as a percent of sales increased 90 basis points to 8.1 percent from 7.2 percent. The improvement over the prior year reflects higher segment operating income and lower net pension adjustment, partially offset by higher unallocated corporate expenses. Second quarter 2010 segment operating income increased $92 million, or 14 percent, driven by improved performance in four of the company’s five businesses. As a percent of sales, second quarter 2010 segment operating income improved 70 basis points to 8.7 percent from 8 percent. Net pension adjustment declined to an expense of $8 million from an expense of $76 million in the prior year period. Unallocated corporate expenses totaled $46 million in the 2010 second quarter compared with income of $21 million in the 2009 second quarter. The quarter-over-quarter increase is due to a $64 million pre-tax gain for legal costs and provisions for litigation matters recognized in the 2009 second quarter.
          Federal and foreign income taxes represented a benefit of $73 million in the second quarter of 2010 compared with expense of $189 million in the prior year. Second quarter 2010 income taxes include a $296 million benefit primarily related to final

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2010 Financial Results	3
approval by the Internal Revenue Service (IRS) and the U.S. Congressional Joint Committee on Taxation of the IRS’ examination of tax returns for the years 2004 through 2006. The cash impact of the settlement is $66 million in the second quarter. Adjusted for the $296 million settlement, the company’s effective tax rate for the second quarter of 2010 would have been 35 percent compared with an effective tax rate of 33.9 percent in the prior year period.
          Second quarter 2010 diluted earnings per share are based on 303.8 million weighted average shares outstanding compared with 325.8 million shares in the second quarter of 2009.
Table 2 - Cash Flow Highlights

	Second Quarter			Six Months
($ millions)	2010	2009	Change	2010	2009	Change

Cash provided by operations before
discretionary pension contributions[1]	$895	$742	$153	$394	$784	$(390)

Discretionary pension pre-funding impact, net of tax	(276)	88	(364)	(306)	(126)	(180)

Cash provided by operations	619	830	(211)	88	658	(570)

Less:

Capital expenditures	(103)	(135)	32	(238)	(297)	59

Outsourcing contract & related software costs	(1)	(19)	18	(4)	(37)	33

Free cash flow[1]	$515	$676	$(161)	$(154)	$324	$(478)
1 Non-GAAP metric - see definitions and reconciliations at the end of this press release
          Free cash flow totaled $515 million in the 2010 second quarter compared with $676 million in the prior year period. The change in free cash flow in the 2010 period includes higher levels of working capital, pension pre-funding, and tax payments, which were partially offset by higher net earnings. Second quarter 2010 cash from operations included a $300 million discretionary contribution to the company’s pension plans. Second quarter 2009 cash from operations included $53 million for discontinued operations, principally for TASC Inc., which was divested in December 2009.
Table 3 – 2010 Guidance Updated

($ in millions, except per share amounts)	Prior	Current

Sales	~$34,500	~$34,800

Segment operating margin %[1]	Low 9%	Low 9%

Operating margin %	Mid 8%	Mid 8%

Diluted EPS from continuing operations	$5.75 - $ 6.00	$6.60 - $ 6.80

Cash provided by operations before
discretionary pension contributions[1]	2,500 - 3,000	2,300 - 2,800

Free cash flow before
discretionary pension contributions[1]	1,700 - 2,200	1,500 - 2,000
1 Non-GAAP metric - see definitions and reconciliations at the end of this press release.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2010 Financial Results	4
          The company now expects 2010 earnings from continuing operations to range between $6.60 and $6.80 per diluted share to reflect the benefit of the second quarter tax settlement, the consolidation-related charge in Shipbuilding, and improved performance. The company has also updated its 2010 cash guidance principally to reflect the anticipated cash impacts of the consolidation of its Gulf Coast shipyards.
Table 4 - Cash Measurements, Debt and Capital Deployment

($ millions)	6/30/2010	12/31/2009

Cash & cash equivalents	$2,044	$3,275

Total debt	4,211	4,294

Net debt[1]	2,167	1,019

Net debt to total capital ratio[2]	13%	6%
1 Total debt less cash and cash equivalents.
2 Net debt divided by the sum of shareholders’ equity and total debt.
     Changes in cash and cash equivalents include the following items for cash from operations, investing and financing through June 30, 2010:
Operations
•	$330 million discretionary pension contributions

•	$88 million provided by operations after discretionary pension contributions above
Investing
•	$238 million for capital expenditures and $4 million for outsourcing contract and related software costs
Financing
•	$855 million for repurchase of common stock

•	$103 million proceeds from exercises of stock options and issuance of common stock

•	$90 million principal payments of long term debt

•	$270 million for dividends

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2010 Financial Results	5
Table 5 - Business Results
Consolidated Sales & Segment Operating Income1

	Second Quarter				Six Months
($ millions)	2010	2009	Change		2010	2009	Change

Sales

Aerospace Systems	$2,842	$2,673	6%		$5,538	$5,129	8%

Electronic Systems	1,984	1,967	1%		3,866	3,755	3%

Information Systems	2,123	2,151	(1%	)	4,187	4,244	(1%	)

Shipbuilding	1,598	1,524	5%		3,319	2,899	14%

Technical Services	801	702	14%		1,564	1,334	17%

Intersegment eliminations	(522)	(472)			(1,038)	(881)

	$8,826	$8,545	3%		$17,436	$16,480	6%

Segment operating income (loss) [1]

Aerospace Systems	$335	$257	30%		$631	$515	23%

Electronic Systems	264	251	5%		490	480	2%

Information Systems	205	163	26%		388	349	11%

Shipbuilding	(16)	14	NM		90	98	(8%	)

Technical Services	52	43	21%		101	80	26%

Intersegment eliminations	(68)	(48)			(118)	(87)

Segment operating income[1]	$772	$680	14%		$1,582	$1,435	10%

as a % of sales[1]	8.7%	8.0%	70 bps		9.1%	8.7%	40 bps

Reconciliation to operating income

Unallocated corporate (expenses) income	$(46)	$21	(319%	)	$(79)	$(32)	(147%	)

Net pension adjustment[1]	(8)	(76)	89%		(16)	(152)	89%

Reversal of royalty income included above	(2)	(11)	82%		(6)	(18)	67%

Operating income	716	614	17%		1,481	1,233	20%

as a % of sales	8.1%	7.2%	90 bps		8.5%	7.5%	100 bps

Net interest expense	(68)	(70)	3%		(148)	(143)	(3%	)

Other, net	(10)	13	NM		(3)	21	(114%)

Earnings from continuing operations before income taxes	638	557	15%		1,330	1,111	20%

Federal and foreign income taxes benefit (expense)	73	(189)	139%		(157)	(377)	58%

Earnings from continuing operations	711	368	93%		1,173	734	60%

Earnings from discontinued operations	-	26	NM		7	49	(86%)

Net earnings	$711	$394	80%		$1,180	$783	51%
1 Non-GAAP metric - see definitions and reconciliations at the end of this press release.

          Results for the company’s advisory services business (TASC), divested in December 2009, are reported as discontinued operations for all periods presented.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2010 Financial Results	6

Aerospace Systems ($ millions)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change
Sales	$2,842	$2,673	6.3%	$5,538	$5,129	8.0%

Operating income	335	257	30.4%	631	515	22.5%

as % of sales	11.8%	9.6%		11.4%	10.0%
     Aerospace Systems second quarter 2010 sales increased 6 percent, principally due to higher volume for manned and unmanned aircraft, space and restricted programs. Higher volume for these programs was partially offset by lower volume for missile defense programs. Aerospace Systems second quarter 2010 operating income increased 30 percent, and as a percent of sales increased to 11.8 percent from 9.6 percent in the prior year period. Higher operating income and margin rate are due to higher volume and improved program performance primarily in manned aircraft programs.

Electronic Systems ($ millions)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change
Sales	$1,984	$1,967	0.9%	$3,866	$3,755	3.0%

Operating income	264	251	5.2%	490	480	2.1%

as a % of sales	13.3%	12.8%		12.7%	12.8%
          Electronic Systems second quarter 2010 sales increased 1 percent due to higher sales for targeting systems programs. Electronic Systems second quarter 2010 operating income increased 5 percent, and as a percent of sales increased to 13.3 percent from 12.8 percent. Higher operating income and margin rate reflects slightly higher volume and improved program performance for targeting systems and land and self protection systems programs, partially offset by lower performance for postal automation.

Information Systems ($ millions)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change
Sales	$2,123	$2,151	(1.3%)	$4,187	$4,244	(1.3%)

Operating income	205	163	25.8%	388	349	11.2%

as a % of sales	9.7%	7.6%		9.3%	8.2%
          Information Systems second quarter 2010 sales were slightly lower than the prior year period principally due to lower volume for civil systems and intelligence programs, which more than offset higher volume for defense programs. Second quarter 2010 operating income increased 26 percent and as a percent of sales totaled 9.7 percent compared with 7.6 percent in the prior year period. Higher operating income and rate reflect improved performance across several programs as well as $18 million of risk retirement related to a subcontractor on the New York City Wireless program; these items more than offset lower volume.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2010 Financial Results	7

Shipbuilding ($ millions)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change
Sales	$1,598	$1,524	4.9%	$3,319	$2,899	14.5%

Operating (loss) income	(16)	14	NM	90	98	(8.2%	)

as % of sales	NM	0.9%		2.7%	3.4%
          Shipbuilding second quarter 2010 sales increased 5 percent due to higher volume for aircraft carriers, expeditionary warfare, and submarine programs. Shipbuilding recorded a $16 million operating loss in the 2010 second quarter due to a $113 million pre-tax charge related to the company’s decision to consolidate its Gulf Coast shipyards. As previously announced the company will consolidate future new Gulf Coast ship construction in Mississippi and will wind down construction at its Avondale facility in 2013. As a result, the company increased its estimates to complete LPDs 23 and 25 currently under construction at Avondale by approximately $210 million. Of that amount, $113 million was recognized in the 2010 second quarter as a pre-tax charge to operating income. The balance will be recognized as lower margin in future periods, principally on the LPD 25. The adjustment to estimates to complete LPDs 23 and 25 reduced Shipbuilding’s 2010 second quarter sales by $115 million.
          Before the consolidation charge, Shipbuilding operating income totaled $97 million, or 5.7 percent of sales, compared with $14 million in the second quarter of 2009. Shipbuilding 2009 second quarter operating income included a $105 million pre-tax charge to reflect higher estimates to complete expeditionary warfare ships.

Technical Services ($ millions)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change
Sales	$801	$702	14.1%	$1,564	$1,334	17.2%

Operating income	52	43	20.9%	101	80	26.3%

as a % of Sales	6.5%	6.1%		6.5%	6.0%
          Technical Services second quarter 2010 sales increased 14 percent due to higher volume for new and existing programs. Technical Services second quarter 2010 operating income increased 21 percent, and as a percent of sales increased to 6.5 percent from 6.1 percent. The improvements in operating income and rate are due to higher volume and improved business mix.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2010 Financial Results	8
About Northrop Grumman
          Northrop Grumman will webcast its earnings conference call at 10:30 a.m. EDT on July 29, 2010. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
          Northrop Grumman Corporation is a leading global security company whose 120,000 employees provide innovative systems, products, and solutions in aerospace, electronics, information systems, shipbuilding and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.
Statements in this release and the attachments, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “intend,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “guidance,” and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, financial guidance regarding future sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow and earnings. These statements are not guarantees of future performance and involve certain risks and uncertainties. Actual results could differ materially due to factors such as: timing and execution of Shipbuilding’s Gulf Coast consolidation; execution of any strategic alternative for the Shipbuilding business; the effect of economic conditions in the United States and globally; access to capital; future sales and cash flows; timing of cash receipts; effective tax rates and timing and amounts of tax payments; returns on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; retiree medical expense; the outcome of litigation, claims, audits, appeals, bid protests and investigations; hurricane and earthquake-related insurance coverage and recoveries; costs of environmental remediation; our relationships with labor unions; availability and retention of qualified personnel; costs of capital investments; changes in organizational structure and reporting segments; risks associated with acquisitions, dispositions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; effects of legislation, rulemaking, and changes in accounting, tax or defense procurement; changes in government and customer priorities and requirements (including, government budgetary constraints, shifts in defense spending, changes in import and export policies, changes in customer short-range and long-range plans); acquisition or termination of contracts; technical, operation or quality setbacks in contract performance; protection of intellectual property rights; risks associated with our nuclear operations; issues with, and financial viability of, key suppliers and subcontractors; availability of materials and supplies; controlling costs of fixed-price development programs; contractual performance relief and the application of cost sharing terms; allowability and allocability of costs under U.S. Government contracts; progress and acceptance of new products and technology; domestic and international competition; legal, financial and governmental risks related to international transactions; potential security threats, natural disasters and other disruptions not under our control; and other risk factors disclosed in our filings with the Securities and Exchange Commission.
These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2010 Financial Results	9
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company’s use of these measures are included in this release or the attachments.
# # #

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
$ in millions, except per share amounts	2010	2009	2010	2009

Sales and Service Revenues
Product sales	$5,544	$5,420	$11,070	$9,990
Service revenues	3,282	3,125	6,366	6,490

Total sales and service revenues	8,826	8,545	17,436	16,480

Cost of Sales and Service Revenues
Cost of product sales	4,367	4,345	8,663	7,980
Cost of service revenues	2,973	2,845	5,754	5,808
General and administrative expenses	770	741	1,538	1,459

Operating income	716	614	1,481	1,233
Other (expense) income
Interest expense	(68)	(70)	(148)	(143)
Other, net	(10)	13	(3)	21

Earnings from continuing operations before income taxes	638	557	1,330	1,111
Federal and foreign income tax (benefit) expense	(73)	189	157	377

Earnings from continuing operations	711	368	1,173	734
Earnings from discontinued operations, net of tax		26	7	49

Net Earnings	$711	$394	$1,180	$783

Basic Earnings Per Share
Continuing operations	$2.37	$1.14	$3.90	$2.26
Discontinued operations		.08	.02	.15

Basic earnings per share	$2.37	$1.22	$3.92	$2.41

Weighted-average common shares outstanding, in millions	299.6	322.0	301.1	324.4

Diluted Earnings Per Share
Continuing operations	$2.34	$1.13	$3.85	$2.23
Discontinued operations		.08	.02	.15

Diluted earnings per share	$2.34	$1.21	$3.87	$2.38

Weighted-average diluted shares outstanding, in millions	303.8	325.8	305.0	328.9

Net earnings (from above)	$711	$394	$1,180	$783
Other comprehensive income
Change in cumulative translation adjustment	(24)	38	(52)	24
Change in unrealized gain on marketable securities and cash flow hedges, net of tax		28		35
Change in unamortized benefit plan costs, net of tax	39	53	79	106

Other comprehensive income, net of tax	15	119	27	165

Comprehensive income	$726	$513	$1,207	$948

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	June 30,	December 31,
$ in millions	2010	2009

Assets
Cash and cash equivalents	$2,044	$3,275
Accounts receivable, net of progress payments	4,160	3,394
Inventoried costs, net of progress payments	1,148	1,170
Deferred tax assets	648	524
Prepaid expenses and other current assets	384	272

Total current assets	8,384	8,635
Property, plant, and equipment, net of accumulated depreciation of $4,465 in 2010 and $4,216 in 2009	4,763	4,868
Goodwill	13,517	13,517
Other purchased intangibles, net of accumulated amortization of $1,921 in 2010 and $1,871 in 2009	823	873
Pension and post-retirement plan assets	308	300
Long-term deferred tax assets	844	1,010
Miscellaneous other assets	1,055	1,049

Total assets	$29,694	$30,252

Liabilities
Notes payable to banks	$13	$12
Current portion of long-term debt	760	91
Trade accounts payable	1,643	1,921
Accrued employees’ compensation	1,229	1,281
Advance payments and billings in excess of costs incurred	1,979	1,954
Other current liabilities	2,042	1,726

Total current liabilities	7,666	6,985
Long-term debt, net of current portion	3,438	4,191
Pension and post-retirement plan liabilities	4,487	4,874
Other long-term liabilities	1,200	1,515

Total liabilities	16,791	17,565

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2010 — 294,979,243; 2009 — 306,865,201	295	307
Paid-in capital	7,949	8,657
Retained earnings	7,646	6,737
Accumulated other comprehensive loss	(2,987)	(3,014)

Total shareholders’ equity	12,903	12,687

Total liabilities and shareholders’ equity	$29,694	$30,252

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30
$ in millions	2010	2009

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$2,746	$3,560
Collections on billings	14,002	12,499
Other cash receipts	3	20

Total sources of cash — continuing operations	16,751	16,079

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(15,499)	(14,616)
Pension contributions	(364)	(236)
Interest paid, net of interest received	(144)	(141)
Income taxes paid, net of refunds received	(632)	(467)
Excess tax benefits from stock-based compensation	(10)
Other cash payments	(14)	(58)

Total uses of cash — continuing operations	(16,663)	(15,518)

Cash provided by continuing operations	88	561
Cash provided by discontinued operations		97

Net cash provided by operating activities	88	658

Investing Activities
Payments for businesses purchased		(33)
Additions to property, plant, and equipment	(238)	(297)
Payments for outsourcing contract costs and related software costs	(4)	(37)
Other investing activities, net	24	5

Net cash used in investing activities	(218)	(362)

Financing Activities
Net borrowings under lines of credit	1	3
Principal payments of long-term debt	(90)	(72)
Proceeds from exercises of stock options and issuances of common stock	103	17
Dividends paid	(270)	(269)
Excess tax benefits from stock-based compensation	10
Common stock repurchases	(855)	(423)

Net cash used in financing activities	(1,101)	(744)

Decrease in cash and cash equivalents	(1,231)	(448)
Cash and cash equivalents, beginning of period	3,275	1,504

Cash and cash equivalents, end of period	$2,044	$1,056

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30
$ in millions	2010	2009

Reconciliation of Net Earnings to Net Cash Provided by Operating Activities
Net earnings	$1,180	$783
Adjustments to reconcile to net cash provided by operating activities
Depreciation	284	278
Amortization of assets	70	75
Stock-based compensation	69	55
Excess tax benefits from stock-based compensation	(10)
Pre-tax gain on sale of business	(10)
(Increase) decrease in
Accounts receivable, net	(766)	(347)
Inventoried costs, net	(14)	(96)
Prepaid expenses and other current assets	(19)	(74)
Increase (decrease) in
Accounts payable and accruals	(549)	(287)
Deferred income taxes	(8)	63
Income taxes payable	(71)	(48)
Retiree benefits	(69)	171
Other non-cash transactions, net	1	(12)

Cash provided by continuing operations	88	561
Cash provided by discontinued operations		97

Net cash provided by operating activities	$88	$658

Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$47	$34

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(unaudited)

$ in millions	June 30, 2010			December 31, 2009
			TOTAL			TOTAL
	FUNDED (1)	UNFUNDED(2)	BACKLOG	FUNDED (1)	UNFUNDED(2)	BACKLOG

Aerospace Systems	$9,526	$13,124	$22,650	$8,320	$16,063	$24,383
Electronic Systems	7,907	2,024	9,931	7,591	2,784	10,375
Information Systems	4,581	5,547	10,128	4,319	4,508	8,827
Shipbuilding	11,085	7,333	18,418	11,294	9,151	20,445
Technical Services	2,893	1,992	4,885	2,352	2,804	5,156

Total	$35,992	$30,020	$66,012	$33,876	$35,310	$69,186

(1)	Funded backlog represents firm orders for which funding is contractually obligated by the customer.

(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) orders.

New Awards – The estimated value of contract awards included in backlog during the six months ended June 30, 2010, was approximately $13.4 billion.
During the second quarter the company reached an agreement with the Commonwealth of Virginia that modified certain aspects of the Virginia IT outsourcing contract. As a result of these modifications, total backlog at June 30, 2010 includes an $824 million adjustment to reflect minimum values for years 2011 through 2016, which are now provided for in the contract.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
DISCONTINUED OPERATIONS RECLASSIFICATION AND REALIGNED SEGMENT
($ in million)
(unaudited)

	NET SALES(2)							SEGMENT OPERATING INCOME (LOSS)(3)
	2007	2008	2009	2009				2007	2008	2009	2009
	Total	Total	Total	Three Months Ended				Total	Total	Total	Three Months Ended
	Year	Year	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Year	Year	Mar 31	Jun 30	Sep 30	Dec 31

AS REPORTED (1)
Aerospace Systems	$9,234	$9,825	$10,419	$2,456	$2,673	$2,527	$2,763	$919	$416	$1,071	$258	$257	$265	$291
Electronic Systems	6,466	7,048	7,671	1,788	1,967	1,839	2,077	809	947	969	229	251	215	274
Information Systems	7,758	8,205	8,611	2,491	2,585	2,513	2,195	725	629	631	223	204	206	109
Shipbuilding	5,788	6,145	6,213	1,375	1,524	1,650	1,664	538	(2,307)	299	84	14	113	88
Technical Services	2,422	2,535	2,776	632	702	692	750	139	144	161	37	43	41	40
Intersegment Eliminations	(1,327)	(1,443)	(1,935)	(422)	(494)	(495)	(524)	(105)	(128)	(202)	(40)	(50)	(54)	(58)

Total	$30,341	$32,315	33,755	$8,320	$8,957	$8,726	$8,925	$3,025	$(299)	$2,929	$791	$719	$786	$744

RECASTED AND REALIGNED (2)
Aerospace Systems	$9,234	$9,825	$10,419	$2,456	$2,673	$2,527	$2,763	$919	$416	$1,071	$258	$257	$265	$291
Electronic Systems	6,466	7,048	7,671	1,788	1,967	1,839	2,077	809	947	969	229	251	215	274
Information Systems	7,717	8,174	8,536	2,093	2,151	2,118	2,174	722	626	624	186	163	168	107
Shipbuilding	5,788	6,145	6,213	1,375	1,524	1,650	1,664	538	(2,307)	299	84	14	113	88
Technical Services	2,422	2,535	2,776	632	702	692	750	139	144	161	37	43	41	40
Intersegment Eliminations	(1,286)	(1,412)	(1,860)	(409)	(472)	(476)	(503)	(102)	(125)	(195)	(39)	(48)	(52)	(56)

Total	$30,341	$32,315	33,755	$7,935	$8,545	$8,350	$8,925	$3,025	$(299)	$2,929	$755	$680	$750	$744

(1)	“As reported” Total Year 2007, Total Year 2008, Total Year 2009, and Three Months ended Dec. 31 amounts reflect the presentation of the Advisory Services Division (ASD) as a discontinued operation and were previously disclosed in the 2009 Form 10-K and the Fourth Quarter 2009 Earnings Release. 2009 quarterly results for three months ended Mar. 31, Jun. 30, and Sep. 30 were previously reported in the company’s 2009 Earnings Releases and 2009 Form 10-Qs. As a result, the sum of the four quarters in 2009 will not equal the reported 2009 total year.

(2)	Reported amounts for total years 2007 through 2009, and the three months ended Dec. 31 were adjusted to reflect the January 2010 transfer of the company’s internal information technology services unit from the Information Systems segment to the company’s shared services group. Reported amounts for the three months ended Mar. 31, Jun. 30, and Sep. 30 were adjusted to reflect the presentation of ASD as a discontinued operation and the January 2010 transfer.

(3)	Non-GAAP measure. Management uses segment operating income (loss) as an internal measure of financial performance for the individual operating segments.

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating Northrop Grumman’s financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release and in attached schedules. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Cash provided by operations before discretionary pension contributions: Cash provided by operations before the after-tax impact of discretionary pension contributions. Cash provided by operations before discretionary pension contributions has been provided for consistency and comparability of 2010 and 2009 financial performance and is reconciled on Table 2.
Free cash flow: Cash provided by operations less capital expenditures and outsourcing contract and related software costs. We use free cash flow as a key factor in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow before discretionary pension contributions: Free cash flow before the after-tax impact of discretionary pension contributions. We use free cash flow before discretionary pension contributions as a key factor in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP.
Net pension adjustment: Pension expense determined in accordance with GAAP less pension expense allocated to the operating segments under U.S. Government Cost Accounting Standards (CAS).
After-tax net pension adjustment per share: The per share impact of the net pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2010 and 2009 financial performance and reconciled on Table 1.
Pension-adjusted diluted EPS from continuing operations: Diluted EPS from continuing operations excluding the after-tax net pension adjustment per share. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS from continuing operations, as reconciled in Table 1, as an internal measure of financial performance.
Pension-adjusted operating income: Operating income before net pension adjustment as reconciled in Table 1 and used as an internal measure of financial performance.
Pension-adjusted operating margin % / Pension-adjusted operating income as a % of sales: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating income %, as reconciled in Table 1, as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Segment operating income (loss): Total earnings from our five segments including allocated pension expense recognized under CAS. Reconciling items to operating income are unallocated corporate expenses, which include management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses; net pension adjustment; and reversal of royalty income included in segment operating income. Management uses segment operating income, as reconciled in Table 5, as an internal measure of financial performance of our individual operating segments.
Segment operating margin % / Segment operating income as a % of sales: Segment operating income as defined above, divided by sales. Management uses segment operating income %, as reconciled in Table 5, as an internal measure of financial performance.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com